Municipal Advantage Fund Annual Shareholders
Meeting Results


The Fund held its annual meeting of shareholders on February 27 2006 Common and Preferred shareholders voted to elect John J Dalessandro
Hans W Kertess and R Peter Sullivan III as class III ClassI and Class III directors respectively to serve until 2009 2007 and 2009 respectively the resulting vote count was

Election of John J Dalessandro II

		Withhold
Affirmative		Authority
6142866		346362

Election of Hans W Kertess

		Withhold
Affirmative		Authority
6132767		356461

Election of R Peter Sullivan III

		Withhold
Affirmative		Authority
6140351		348877


Paul Belica Robert E Connor and David C Flattum continue to serve as directors of the Fund

Robert E Connor Preferred Stock Director